[GIBRALTAR LOGO APPEARS HERE]

                                    GIBRALTAR
                              Packaging Group, Inc.

Fellow Shareholders,

In fiscal 2000, we achieved our goal of returning the Company to consistent profitability in all four fiscal quarters. This was a result of the strategy we implemented in 1999 to focus the Company on its core business of folding cartons and integrate the management of the three remaining divisions. During the fiscal year, Gibraltar made significant strides in improving operational efficiency, quality, and profitability at both its Flashfold and Standard Packaging divisions while it maintained the high level of performance at the Great Plains division. In the current fiscal year, we plan to:

o Continue to focus our efforts on our core business of folding cartons, as well as the associated flexible, litho-laminated, and corrugated product lines.

o Continue to develop operational and marketing integration among the divisions.

o Continue to improve levels of quality and service to meet the rapidly changing markets we serve.

We believe that these continuing steps should allow us to increase operating profitability through increased sales of higher, value-added products and better utilization of overall capacity, and that this, combined with prudent management of our assets, will result in an increasing return to our shareholders.

Sincerely,

/s/ Walter E. Rose
------------------------------------
Walter E. Rose
Chairman and Chief Executive Officer

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 Summit Avenue
                            Hastings, Nebraska 68901

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 9, 2000
                    ----------------------------------------


TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC:

         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Comfort Inn, 2903 Osborne Drive West, Hastings, Nebraska, on November 9, 2000, at 12:00 p.m., Central Time, for the following purposes:

         1. To elect six directors to serve until the annual stockholders' meeting in 2001 or until their successors have been elected and qualified (Proposal 1);

         2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2001 fiscal year (Proposal 2); and

         3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 12, 2000 are entitled to notice of and to vote at the Annual Meeting.

         It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please mark, sign, date, and return the enclosed proxy promptly. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.


                                     By Order of the Board of Directors


                                     /s/ Brett E. Moller
                                     -----------------------------------
                                     BRETT E. MOLLER
                                    Secretary


October 6, 2000
Hastings, Nebraska

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 Summit Avenue
                            Hastings, Nebraska 68901


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on November 9, 2000, and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 12:00 p.m., Central Time, at the Comfort Inn, 2903 Osborne Drive West, Hastings, Nebraska. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted on the proxy or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other matters to be considered. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on form 10-K for the fiscal year ended July 1, 2000, will first be sent to stockholders is October 6, 2000.

                            VOTING RIGHTS AND QUORUM

         At the close of business on September 12, 2000, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         Six directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Five of the nominees listed below are members of the Company's present Board of Directors. On May 10, 2000, the Board of Directors increased the number of directorships from five to six, and has nominated Mr. Richard Hinrichs, President & Chief Operating Officer of the Company, for election to the Board. Proxies solicited hereby will be voted FOR all six nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Director

         The six nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                      Year First Became
Name                  Age          Position with the Company              a Director
----                  ---          -------------------------              ----------
David G. Chandler     42   Director                                         1992
Richard D. Hinrichs   56   President & Chief Operating Officer             Nominee
John W. Lloyd         56   Director and Former Chief Financial Officer      1992
Walter E. Rose        57   Director and Chief Executive Officer             1986
Robert G. Shaw        60   Director                                         1992
John D. Strautnieks   63   Director                                         1986

         David G. Chandler. Mr. Chandler has been employed by William Blair & Company, L.L.C., an investment banking firm, since 1987, and has been a principal since 1990. Mr. Chandler also serves as a director for a number of privately held companies.

         Richard D. Hinrichs. Mr. Hinrichs became President & Chief Operating Officer of the Company in August 1998. Mr. Hinrichs served as Division President
- Great Plains Packaging since May 1992. He had previously served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992 and has held various positions with the Company and its predecessors since 1963.

         John W. Lloyd. Mr. Lloyd served as Chief Financial Officer of the Company from February 1996 until his resignation in September 2000. Mr. Lloyd continues to serve as a consultant to the Company. Mr. Lloyd has served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc. ("Rostra"), a manufacturer of automotive electronic components, since 1993.

         Walter E. Rose. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982.

         Robert G. Shaw. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen, an equipment manufacturer specializing in loud speaker drivers and related components for the audio industry, since 1984.

         John D. Strautnieks. Mr. Strautnieks serves as Chairman of the Board of Rostra, which he co-founded in 1982.

         The Board of Directors recommends that stockholders vote "FOR" the election of each of the nominees named above.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. See "Executive Compensation and Other Information - Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than two nor more than 15 persons. The Board, in its discretion and in accordance with such authority, has voted to expand its size to six persons, pending the upcoming annual shareholders meeting. No proxy will be voted for more than six persons.

Meetings of the Board of Directors and Committees

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, 1994 Long-Term Incentive Plan, and 1998 Stock Appreciation Rights Plan. The current members of the Compensation Committee are Messrs. Chandler and Shaw.

         During fiscal 2000, the Board of Directors had three meetings. The Audit Committee and the Compensation Committee each had one meeting. During fiscal 2000, each director participated in all board meetings and meetings of committee(s) on which he served.

Director Compensation

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Messrs. Chandler, Shaw, and Strautnieks receive $3,000 each quarter as director compensation. No additional compensation is paid for committee meetings. In addition, each director who is not an employee of the Company or of a subsidiary or affiliate of the Company is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 2000, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of September 12, 2000, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").

                                                                                    Beneficial           Percent of
Name and Address of Beneficial Owner(1)                                              Ownership              Stock
---------------------------------------                                              ---------              -----
Agro Industrial and Trading Holding B.V.
   18 Lindenstraat, 7411 NV Deventer, Netherlands (2)..........................        317,400                6.2%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606..............................        863,275               17.0%

David G. Chandler, Director (3)................................................        863,275               17.0%

John W. Lloyd, Director and Former Chief Financial Officer (4).................        230,250                4.5%

Walter E. Rose, Director and Chief Executive Officer ..........................        381,296                7.5%

Robert G. Shaw, Director (4)...................................................         16,000                *

John D. Strautnieks, Director..................................................        306,296                6.0%

Richard D. Hinrichs, President & Chief Operating Officer (4)...................        264,092                5.2%

James W. Anderson, Vice President & General Manager, Flashfold Carton..........            430                *

Donald R. Soucy, Vice President & General Manager, Standard Packaging & Printing             0                *

Lyle O. Halstead, Vice President Finance - Operations..........................             11                *

Brett E. Moller, Vice President Finance - Corporate............................              0                *

Directors and executive officers as a group (10 persons) (4)...................      2,061,650               40.5%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)  Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group,
     Inc., 2000 Summit Avenue, Hastings, Nebraska 68901.

(2)  Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3)  All of these shares of Common Stock are held by William Blair Leveraged Capital Fund, L.P. (the "WB Fund"), which
     Mr. Chandler may be deemed to beneficially own due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.

(4)  Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of September 12, 2000: 11,000 for Mr. Lloyd, 11,000 for Mr. Shaw, and 23,000
     for Mr. Hinrichs.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

       Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

           Name                 Age  Position with the Company
           ----                 ---  -------------------------

           Walter E. Rose       57   Chairman and Chief Executive Officer

           Richard D. Hinrichs  56   President & Chief Operating Officer

           John W. Lloyd        56   Former Chief Financial Officer

           Lyle O. Halstead     35   Vice President Finance - Operations

           Brett E. Moller      38   Vice President Finance - Corporate

           James W. Anderson    39   Vice President & General Manager
                                     Flashfold Carton Division

           Donald R. Soucy      58   Vice President & General Manager
                                     Standard Packaging & Printing Division


         Information regarding the business experience of Messrs. Rose, Hinrichs, and Lloyd are set forth above under the heading "Proposal Number 1:
Election of Directors."

         Lyle O. Halstead. Mr. Halstead became Vice President Finance - Operations of the Company in September 2000. He had previously served as Vice President Finance and Human Resources of the Great Plains Packaging division since 1997. In addition, he served as Division Controller for Great Plains Packaging from April 1992 through December 1995. Before returning to the division in 1997, Mr. Halstead held the position of Plant Controller for Lozier Corporation from January 1996 to January 1997.

         Brett E. Moller. Mr. Moller became Vice President Finance - Corporate of the Company in September 2000. He previously served as Corporate Controller for the Company since October 1998. Prior to his employment with the Company, Mr. Moller was a partner in Richardson & Associates, P.C., a CPA firm.

         James W. Anderson. Mr. Anderson became Vice President & General Manager of the Company's Flashfold Carton Division in January 2000. Mr. Anderson served as Operations Manager for the division since July 1998 and held other various positions within the division since September 1997. Prior to his employment with the Company's Flashfold Carton division he was employed by International Cup Corporation from April 1996 to September 1997. Prior to 1996 he held various positions with International Paper, including Plant Superintendent.

         Donald R. Soucy. Mr. Soucy has served as Vice President & General Manager of the Company's Standard Packaging & Printing Division since January 2000. Prior to his employment, the Company retained Mr. Soucy as a consultant, through DR Soucy & Associates, from June 1999 to December 1999. Mr. Soucy was previously employed as Plant Manager for International Jensen, Inc., from 1986 to 1999.

Report of the Compensation Committee of the Board of Directors

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Shaw, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option and stock appreciation rights plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives, and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers consists primarily of a cash salary, a cash incentive bonus, stock option grants, and stock appreciation rights.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity, and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Upon the appointment of a new Chief Operating Officer of the Company in October 1997, Mr. Rose's active involvement was reduced. Mr. Rose receives his compensation from Rostra, and previously the Company paid Rostra a management fee for Mr. Rose's services. As a result of Mr. Rose's reduction of active involvement in the operations of the Company, Rostra received no reimbursements for Mr. Rose's time in fiscal year 2000. No bonus has been paid to Mr. Rose for fiscal 2000.

         The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives that favorably impact the Company's overall financial performance.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants, and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, and options are awarded when considered appropriate. No stock options were awarded in fiscal 2000.

         In November 1998 the Compensation Committee approved the adoption of the 1998 Stock Appreciation Rights Plan. The Committee believes that granting stock appreciation rights ("SARs"), like stock options, can increase stockholder value by aligning the interests of the SAR recipient with the Company's stockholders. Once the SARs reach maturity, they will provide cash incentives to key executives only if the then current value of the Common Stock has reached predetermined levels. No SARs were granted in fiscal 2000.

         The foregoing report is given by the following members of the Compensation Committee:

                                David G. Chandler
                                 Robert G. Shaw

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Messrs. Chandler and Shaw. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal 2000. Messrs. Rose and Strautnieks serve on the Board of Directors of Rostra, which board makes all compensation related decisions for that company.

Executive Compensation

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards, stock appreciation rights, and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                   Compensation
                                                                                    Securities
                                        Fiscal          Annual Compensation         Underlying        All Other
Name and Principal Position              Year         Salary($)   Bonus($)(1)     Options/SARs(#) Compensation($)(2)
---------------------------              ----         ---------   -----------     ----------------------------------
Walter E. Rose (3)                       2000(4)             0            0                 0                0
  Chief Executive Officer                1999(4)             0            0                 0                0
                                         1998(5)        88,200            0           125,000(6)             0

Richard D. Hinrichs                      2000          215,109       63,000                 0            1,707
  President & Chief Operating Officer    1999          203,157       43,000           150,000(7)         1,449
                                         1998          157,547       42,112                 0            1,578

John W. Lloyd (8)                        2000          210,776      40, 000                 0                0
  Former Chief Financial Officer         1999          203,171       35,000           150,000(7)             0
                                         1998          198,600            0           100,000(6)             0

James W. Anderson                        2000          103,523       12,000                 0            1,035
  Vice President & General Manager       1999           96,148            0                 0              780
  Flashfold Carton                       1998           58,523        6,500                 0                0

Donald R. Soucy                          2000          111,200(9)    10,000                 0                0
  Vice President & General Manager       1999            2,400(9)         0                 0                0
  Standard Packaging & Printing          1998                0            0                 0                0


(1)  Bonuses reflect amounts earned and accrued during each fiscal year, but paid in the subsequent fiscal year.

(2)  Represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended July 3,
     1999, June 27, 1998, and June 28, 1997, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.
(3)  Compensation for Mr. Rose represents management fees paid to Rostra for services provided by Mr. Rose as the Company's Chief
     Executive Officer. For a discussion of the fees paid to Rostra, see "Certain Transactions."
(4)  Mr. Rose receives his compensation from Rostra. For further discussion, see the "Report of the Compensation Committee of the
     Board of Directors."
(5)  The management fees paid to Rostra represent compensation for services provided by Mr. Rose for the first four months of the fiscal year. For further discussion regarding these fees, see the "Report of the Compensation Committee of the Board of
     Directors."
(6)  In fiscal 1998 Messrs. Rose and Lloyd were granted stock options under the 1996 Non-Qualified Stock Option Plan. Effective
     November 30, 1998 the plan was terminated and the stock options were cancelled.
(7)  In fiscal 1999 Messrs. Hinrichs and Lloyd were each granted 150,000 SARs under the 1998 Stock Appreciation Rights Plan. The
     SARs are valued at $2.25 for each of 75,000 SARs and $3.00 for each of 75,000 SARs of the 150,000 awarded to Mr. Hinrichs and
     Mr. Lloyd. The SARs for both Mr. Hinrichs and Mr. Lloyd vest at 20% on January 15, 1999 and 20% on each of June 26, 1999,
     June 24, 2000, June 30, 2001, and June 29, 2002. On June 30, 2003, the Company will pay to Messrs. Hinrichs and Lloyd an amount equal to the market value of the Common Stock on that date multiplied by the number of vested SARs less their initial values of
     $2.25 and $3.00.
(8)  Compensation for Mr. Lloyd prior to January 1, 1999, represents management fees paid to Rostra for services provided by Mr.
     Lloyd as the Company's Chief Financial Officer. Effective January 1, 1999, Mr. Lloyd's salary was paid by the Company. Of the
     $203,171 salary received by Mr. Lloyd in fiscal 1999, $102,801 represents management fees paid by the Company to Rostra and
     $100,370 represents salary paid to Mr. Lloyd by the Company. For a discussion of the fees paid to Rostra, see "Certain
     Transactions." The salary received by Mr. Lloyd in fiscal 2000 was paid by the Company.
(9)  Compensation for Mr. Soucy represents consulting fees totaling $53,600 for the first six months of fiscal 2000 and salary totaling $58,600 for the remaining portion of the fiscal year. Fiscal 1999 compensation for Mr. Soucy represents $2,400 in consulting fees for services provided by Mr. Soucy in June 1999.

Stock Options and Stock Appreciation Rights Granted in Fiscal 2000


         The Company did not grant any stock options or SARs in fiscal 2000.


Stock Option and SAR Values at Fiscal Year-End

         The following table summarizes information concerning the value of unexercised options held as of July 1, 2000, by the executive officers named in the Summary Compensation Table. No stock options were exercised by these officers in fiscal 2000.

                          FISCAL YEAR-END OPTION VALUES

                                Number of Shares
                             Underlying Unexercised     Value of In-the-Money
                                 Options Held at              Options at
                                 July 1, 2000(#)          July 1, 2000($)(1)
                          --------------------------- --------------------------
Name                      Exercisable  Unexercisable  Exercisable  Unexercisable

John W. Lloyd(2)..........   11,000          0             0             0
Richard D. Hinrichs(3)....   23,000          0             0             0

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on July 1, 2000, was $0.781 based on the closing price on the NASDAQ National Market System on that date.

(2) All options for Mr. Lloyd were granted under the Company's Director Stock Option Plan.

(3) All options for Mr. Hinrichs were granted under the Company's 1992 Incentive Stock Option Plan.


         The following table includes information concerning the value of SARs held as of July 1, 2000, by the executive officers named in the Summary Compensation Table. No SARs granted to these officers reached maturity in fiscal 2000.

                           FISCAL YEAR-END SAR VALUES

                                                             Present Value
                         Number of SARs Outstanding at  of SARs Outstanding at
                                 July 1, 2000(#)          July 1, 2000($)(1)
                          ---------------------------- -------------------------
Name                      Exercisable  Unexercisable   Exercisable Unexercisable

John W. Lloyd(2)..........        0      150,000            0            0
Richard D. Hinrichs(2)....        0      150,000            0            0


(1) Computed based on the difference between aggregate fair market value and aggregate initial value. The market value of the Company's Common Stock on July 1, 2000 was $0.781 based on the closing price on the NASDAQ National Market System on that date.

(2) All SARs for Messrs. Hinrichs and Lloyd were granted under the Company's 1998 Stock Appreciation Rights Plan.

Performance Graph

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning June 30, 1995, and ending June 30, 2000. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1995, and that all dividends were reinvested. The members of the peer group were determined by the Company, and consist of: Bemis Inc., Liqui-Box Corp., Outlook Group Corp., and Sonoco Products Co.


                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                  AMONG GIBRALTAR PACKAGING GROUP, INC., NASDAQ

                        MARKET INDEX AND PEER GROUP INDEX

           [LINE CHART APPEARS BELOW WITH THE FOLLOWING PLOT POINTS:]

                                      Indexed Data
                            --------------------------------
                            GIBRALTAR      PEER       NASDAQ
                  Jun 95      100.0       100.0       100.0
                  Jun 96       96.7       106.3       128.4
                  Jun 97       52.7       127.8       156.1
                  Jun 98       39.6       129.7       205.6
                  Jun 99       12.1       149.1       296.0
                  Jun 00       13.7       127.7       437.3

         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above, or that its performance will change in the future. The Company will not make or endorse any predictions as to future stock performance.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         The Company entered into an employment agreement with Mr. Hinrichs, dated January 15, 1999, which supercedes all prior employment agreements between Mr. Hinrichs and the Company. The agreement provides that Mr. Hinrichs would receive an annual base salary of not less than $201,000 and be entitled to receive a bonus not to exceed 40% of his base salary each fiscal year. The employment agreement also provides Mr. Hinrichs with the right to participate in the 1998 Stock Appreciation Rights Plan, see "Report of the Compensation Committee of the Board of Directors." In addition, the agreement provides that if the Company terminates Mr. Hinrich's employment without just cause, or in the event of a change-in-control (as defined in the agreement), Mr. Hinrichs would be entitled to receive severance pay, for the one-year period from termination, equal to his annual base salary at the time of termination.

         The Company entered into an employment agreement with Mr. Lloyd, dated January 15, 1999, which outlined his annual base salary, bonus structure, participation in the 1998 Stock Appreciation Rights Plan, and severance plans. Revisions to this agreement were made on January 23, 2000, and May 1, 2000, to account for Mr. Lloyd's reduced hours as Chief Financial Officer of the Company. These modifications provided Mr. Lloyd with a salary based on a reduction in required work hours, compensation for hours over the said requirement, and continued participation in the 1998 Stock Appreciation Rights Plan. Mr. Lloyd entered into a subsequent agreement on September 1, 2000, based upon his resignation as Chief Financial Officer of the Company, effective September 5, 2000. This agreement supercedes any prior employment agreements and entitles Mr. Lloyd to $55,035 in compensation and termination pay. As a part of this agreement, Mr. Lloyd will serve as a consultant to the Company and will be paid a retainer of $2,000 per month so long as he remains a consultant and director to the Company. The agreement also states that so long as Mr. Lloyd remains employed as a consultant for the Company, he will retain his rights under the 1998 Stock Appreciation Rights Plan.

         The Company entered into an agreement with Mr. Anderson dated December 18, 1997. The agreement provides that if the Company terminates Mr. Anderson's employment without just cause, he would be entitled to receive severance pay for the four-month period from termination, equal to his monthly base salary at the time of the termination. The agreement also states that the Company will continue Mr. Anderson's medical insurance coverage at the Company's expense, and thereafter such coverage may be continued at Mr. Anderson's expense.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC and the NASDAQ Stock Market. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, and on written representations by certain reporting persons, the Company believes that during the fiscal year ended July 1, 2000, all Section 16(a) filings applicable to its officers, directors, and ten percent stockholders were made.

                              CERTAIN TRANSACTIONS

         Messrs. Rose and Strautnieks serve on the Board of Directors of, and hold an equity interest in Rostra, and also serve on the Company's Board of Directors. The Company has, in the past, paid management fees as reimbursement to Rostra for the services provided by Messrs. Rose and Lloyd as Chief Executive Officer and Chief Financial Officer, respectively. Effective October 1997, the Company ceased paying management fees to Rostra for Mr. Rose, and effective January 1999, the Company ceased paying management fees to Rostra for Mr. Lloyd. As of July 1, 2000 no fees were owed by the Company to Rostra.

                               PROPOSAL NUMBER 2:

                        APPROVAL OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

         The Board of Directors recommends that stockholders vote "FOR" ratification of Deloitte & Touche LLP's appointment.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than August 20, 2001, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.

                              FINANCIAL INFORMATION

         A copy of the Company's Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Investor Relations, Gibraltar Packaging Group, Inc., 2000 Summit Avenue, Hastings, Nebraska 68901.

                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees, and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by fax, telephone, and personal interview.


                                        By Order of the Board of Directors


                                        /s/ Walter E. Rose
                                        ------------------------------------
                                        WALTER E. ROSE
                                        Chairman and Chief Executive Officer

October 6, 2000
Hastings, Nebraska